AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Series Fund, Inc.)

Amendment No. 1 to INVESTMENT SUBADVISORY AGREEMENT, dated as of April 30, 2008 (the “Agreement”), by and among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc. and Aberdeen Asset Management Investment Services Ltd. (“AAMISL”).

The Agreement is hereby amended, effective as of March 1, 2012, as a result of the reorganization of AAMISL, which merged into Aberdeen Asset Managers Limited (“AAML”). AAML is now the sub-adviser (“Sub-adviser”) to the Thrivent Partner Worldwide Allocation Portfolio and the Thrivent Emerging Markets Portfolio.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

ABERDEEN ASSET MANAGERS LIMITED

By:	/s/ Gary Marshall
Name:	Gary Marshall
Title:	Director